Exhibit 10.10.3
THIRD AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Third Amendment to Executive Employment Agreement is made as of the 16th day of February, 2017, by and between SP+ Corporation, a Delaware corporation (the “Company”) and Gerard M. Klaisle (the “Executive”).
RECITALS

A.
The Company and the Executive have previously executed a certain Executive Employment Agreement dated as of March 17, 2005, as amended by a certain First Amendment dated as of December 29, 2008, and as amended by a certain Second Amendment dated as of July 28, 2011 (as so amended, the “Agreement”).

B.	The Company and the Executive have agreed to modify certain provisions and desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, and the sum of Ten Dollars ($10.00) in hand paid, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:
1.    Paragraph 1 of the Agreement is hereby amended by deleting, in the second sentence, the semi-colon and the words of that sentence following the semi-colon, so that Paragraph 1, as amended, now reads as follows:
1.    Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on April 4, 2005 (the “Start Date”) and ending March 31, 2007 (said period of time being the "Initial Employment Period"). The Initial Employment Period shall automatically extend for additional terms of one (1) year each (each a "Renewal Period," collectively the "Renewal Periods") unless the Company or Executive shall have given notice in writing of its or his intention not to renew this Agreement not less than ninety (90) days prior to the expiration of the Initial Employment Period or any applicable Renewal Period (the Initial Employment Period, as extended by one or more Renewal Periods, being hereafter referred to as the “Employment Period”). Notwithstanding any termination of this Agreement, all of the terms and provisions set forth in paragraph 6 of this Agreement shall remain in full force and effect.
2.    Paragraph 6(g) of the Agreement is hereby amended, to read in its entirety, as follows:
(g)    Salary Continuation Payments. As additional consideration for the representation and restrictions contained in this paragraph 6, if, (i) the termination of Executive’s employment occurs prior to the expiration of the Employment Period for any reason other than Cause or the Executive’s Voluntary Termination, or (ii) the Company gives a written notice of non-renewal of the Employment Period as provided in paragraph 1 above such that the Employment Period will terminate prior to March 31, 2019, then the Company agrees to pay Executive amounts which, when combined with all amounts payable by the Company pursuant to either clause (i) of paragraph 5(a) above or clauses (i) and (ii) of paragraph 5(c) above, will total Executive's Annual Base Salary and Target Annual Bonus as in effect immediately preceding the Date of Termination for a period of twenty-four (24) months following the Date of Termination (the "Salary Continuation Payments"). The Salary Continuation Payments shall be payable as and when such amounts would be paid in accordance with paragraph 3(a) and (b) above. In the event of (i) the Company’s termination of the Executive’s employment for Cause, (ii) the Company gives a written notice of non-renewal of the Employment Period as provided in paragraph 1 above such that the Employment Period will terminate on or after March 31, 2019, or (iii) a Voluntary Termination by the Executive, the Salary the Salary Continuation Payments shall be the total of (x) any and all amounts due the Executive by reason of and in accordance with the provisions of paragraph 5( d) above, plus (y) the sum of Fifty Thousand Dollars ($50,000), payable in equal monthly installments of $4,166.67 over a 12-month period following the Date of Termination. If the Executive breaches this Agreement at any time during the twenty-four (24) month period following the Date of Termination, the Company’s obligation to continue any Salary Continuation Payments shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time. The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement.

The Company's obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive's death.
3.    Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.
IN WITNESS WHEREOF, the Company and Executive have executed this Third Amendment to Executive Employment Agreement as of the day and year first above written.

COMPANY:		EXECUTIVE:

SP+ CORPORATION, a Delaware corporation

By:	/s/ G Marc Baumann	/s/ Gerard M. Klaisle
	G Marc Baumann	Gerard M. Klaisle
Chief Executive Officer